Exhibit (a)(5)(G)

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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated August 30, 2013, and the related Letter of Transmittal, and any amendments or supplements to such Offer to Purchase or Letter of Transmittal. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot do so, the Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase
All Outstanding Shares of Common Stock

of

Volterra Semiconductor Corporation

at

$23.00 Per Share, Net in Cash,
Pursuant to the Offer to Purchase dated August 30, 2013
by

Victory Merger Sub, Inc.

a wholly owned subsidiary of

Maxim Integrated Products, Inc.

Victory Merger Sub, Inc., a Delaware corporation (the “Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Volterra Semiconductor Corporation, a Delaware corporation (“Volterra”), at a price of $23.00 per Share, net in cash, without interest (less any applicable withholding tax) (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 30, 2013 (together with any amendments or supplements thereto, the “Offer to Purchase”), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). The Purchaser is a wholly owned subsidiary of Maxim Integrated Products, Inc., a Delaware corporation (“Maxim”). If your Shares are registered in your name and you tender directly to Computershare Inc. (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees.

The Offer is being made pursuant to the Agreement and Plan of Merger, made and entered into as of August 15, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Maxim, the Purchaser and Volterra, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Volterra, with Volterra continuing as the surviving corporation (the “Merger”). The Merger Agreement is more fully described in the Offer to Purchase.

THE OFFER WILL EXPIRE AT 9:00 A.M. (NEW YORK CITY TIME) ON SEPTEMBER 30, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER.

The Offer is not subject to any financing condition. The Offer is, however, subject to the following conditions, along with other customary conditions:

•

there shall have been validly tendered (and not withdrawn) a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that, together with any Shares owned by Maxim, the Purchaser or another subsidiary of Maxim immediately prior to the acceptance of Shares for payment pursuant to the Offer (the “Acceptance Time”), represents a majority of the Adjusted Outstanding Share Number, which is defined as the sum of: (A) the aggregate number of Shares issued and outstanding immediately prior to the Acceptance Time; plus (B) an additional number of shares equal to the aggregate number of Shares issuable upon the conversion, exchange or exercise, as applicable, of all options, warrants and other rights to acquire, or securities convertible into or exchangeable for, the common stock of Volterra that are outstanding immediately prior to the Acceptance Time (other than the Top-Up Option (as defined below), if applicable, and options to purchase Shares that vest after March 14, 2014) (such condition, the “Minimum Condition”);

•	the expiration or termination of the waiting period (or any extension thereof) applicable to Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•	there shall not have been any material adverse effect on Volterra.

The foregoing conditions are for the sole benefit of Maxim and the Purchaser and (except for the Minimum Condition) may be waived by Maxim and the Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Maxim and the Purchaser. The failure by Maxim or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. A more detailed discussion of the conditions to consummate the Offer is contained in the Offer to Purchase.

VOLTERRA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

Volterra’s Board of Directors unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, taken together, are fair to and in the best interests of Volterra and its stockholders, (ii) determined that neither Maxim nor the Purchaser is an “interested stockholder” as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), (iii) approved the Merger Agreement and the transactions contemplated thereby and resolved that the Merger is governed by Section 251(h) of the DGCL (“Section 251(h)”) and that the Merger shall be consummated as soon as practicable following the Acceptance Time, (iv) resolved to recommend that the stockholders of Volterra accept the Offer and tender their Shares to the Purchaser pursuant to the Offer and (v) resolved to recommend that the holders of Shares adopt the Merger Agreement if such approval is required by applicable law.

The purpose of the Offer and the Merger is for Maxim, through the Purchaser, to acquire control of, and the entire equity interest in, Volterra. Following the consummation of the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser intends to effect the Merger. After completion of the Offer and the Merger, Volterra will be a wholly owned subsidiary of Maxim.

No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares into the Offer and who comply with applicable legal requirements will have appraisal rights under the DGCL.

Pursuant to the terms and subject to the conditions of the Merger Agreement, the Merger will be effected pursuant to Section 251(h) if the conditions of Section 251(h) can be satisfied, and will be consummated as soon as practicable following the completion of the Offer. In the event that Maxim and Volterra mutually determine that the Merger cannot be effected pursuant to Section 251(h), if Maxim and the Purchaser own at least one share more than 90% of the outstanding Shares following the completion of the Offer, as a result of the exercise of the Top-Up Option, the parties will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of Volterra, in accordance with Section 253 of the DGCL. Volterra has granted the Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon certain specified terms and conditions, to purchase from the Company for the Offer Price the number of newly-issued, fully paid and non-assessable Shares equal to the number of Shares that, when added to the number of Shares owned by Maxim or the Purchaser at the time of exercise of the Top-Up Option, constitutes at least one share more than 90% of the number of Shares that are then issued and outstanding taking into account the issuance of all Shares to be issued upon exercise of the Top-Up Option.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the provisions of the Merger Agreement, Maxim and the Purchaser each expressly reserves the right, in its sole discretion, to waive any condition of the Offer or make any other changes to the terms and conditions of the Offer, except that, without the prior written consent of Volterra, neither Maxim nor the Purchaser will: (i) amend, modify or waive the Minimum Condition; or (ii) make any change to the Offer that: (a) changes the form of consideration to be delivered by the Purchaser pursuant to the Offer; (b) decreases the Offer Price; (c) changes the Offer so it does not constitute an offer for any and all of the issued and outstanding Shares; (d) amends or modifies any of the condition of the Offer in any manner adverse (other than in an immaterial respect) to the holders of Shares; (e) imposes any additional conditions to the Offer; (f) extends or otherwise changes the expiration date of the Offer, other than in accordance with the Merger Agreement; or (g) otherwise amends the Offer in any manner adverse (other than in an immaterial respect) to the holders of Shares.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser may, in its sole discretion and without the consent of Volerra, and will at the request of Volterra, extend the Offer, as described in Section 1 of the Offer to Purchase. In the event that Maxim and Volterra mutually determine that the Merger cannot be effected pursuant to Section 251(h), and Maxim determines not to exercise the Top-Up Option because the exercise of the Top-Up Option in accordance with the terms and conditions of the Top-Up Option would violate applicable laws, then the Purchaser may, and if requested by Volterra will, make available one or more subsequent offering periods, in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a confirmation of a book-entry transfer of Shares into the Depositary’s account at The Depository Trust Company (“DTC”) with respect to such Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time of the Offer. Further, if the Purchaser has not accepted Shares for payment by October 29, 2013, they may be withdrawn at any time prior to the Purchaser’s acceptance for payment after that date. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Maxim, the Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (identified below), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered, by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase, at any time prior to the expiration time of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Volterra has provided the Purchaser with Volterra’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Volterra’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer, or as a result of the Merger, will be a taxable transaction for United States federal income tax purposes. Stockholders should consult their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Tender Offer is:

480 Washington Boulevard, 26th Floor Jersey City, NJ 07310

Stockholders, Banks and Brokers may call toll free: (866) 767-8867

August 30, 2013